Exhibit 99.1

Priceline.com Reports Financial Results for 2nd Quarter 2010

NORWALK, Conn., August 3, 2010 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported its financial results for the 2nd quarter 2010. Gross travel bookings for the 2nd quarter, which refers to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers, were $3.4 billion, an increase of 43.3% over a year ago.

Priceline.com had revenues in the 2nd quarter of $767.4 million, a 27.1% increase over a year ago. The Company’s international operations contributed revenues in the 2nd quarter of $322.6 million, a 63.3% increase versus a year ago (approximately 68% on a local currency basis). Priceline.com’s gross profit for the 2nd quarter was $445.3 million, a 45.9% increase from the prior year. The Company’s international operations contributed gross profit in the 2nd quarter of $321.8 million, a 63.6% increase versus a year ago (approximately 68% growth on a local currency basis). The Company’s operating income in the 2nd quarter 2010 was $173.2 million, a 58.3% increase from the prior year. Priceline.com had GAAP net income for the 2nd quarter of $115.0 million or $2.26 per diluted share, which compares to $67.0 million or $1.38 per diluted share in the same period a year ago.

Pro forma EBITDA for the 2nd quarter was $204.2 million, an increase of 61.8% over the prior year.  Pro forma net income in the 2nd quarter was $158.2 million or $3.09 per diluted share, compared to $2.02 per share a year ago.  First Call analyst consensus for the 2nd quarter 2010 was $2.65 per diluted share. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of pro forma financial measures in this press release and the attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

“Second quarter performance by the Priceline group of companies was once again driven by strong growth in our global hotel reservations, where we believe we gained market share for another quarter,” said Jeffery H. Boyd, Priceline’s President and CEO.  “The group achieved a combined 48% year-over-year growth in hotel room nights booked.  International gross travel bookings increased by 59% compared to prior year, or 67% on a local currency basis, due to increasing travel demand and an improvement in room rates.  Domestic gross travel bookings grew by 20% driven by strong growth in hotel reservations.  Growth in airline tickets and domestic rental car days was modest as our Name Your Own Price® airline and rental car services were hampered by reductions in capacity by suppliers.”

“In May 2010, we acquired TravelJigsaw, a growing international car hire service, which has contributed $43.9 million of gross travel bookings in the 2nd quarter since acquisition.  The TravelJigsaw business showed continued growth in the second quarter and we look forward to working with the team to build the business.”

(more)

Looking forward, Mr. Boyd said, “We are pleased with the hotel transaction growth we are seeing worldwide, which we believe is being driven by geographic expansion, solid execution in promoting improved conversion on our websites and benefits of group-wide cooperation on integration initiatives.  These factors, combined with growing Internet commerce and travel in some of our newer markets, resulted in resilience in the face of economic volatility and periodic travel disruptions, and we believe provide a foundation for growth over the long-term.”

The Company also reiterated its expectation that gross travel bookings growth rates would progressively decline in the second half of 2010 as it compares to periods of relatively stronger business performance in the 2nd half of 2009.

Priceline.com said it was targeting the following for 3rd quarter 2010:

•                  Year-over-year increase in total gross travel bookings of approximately 33% - 38%.

•                  Year-over-year increase in international gross travel bookings of approximately 46% - 51% (an increase of approximately 57.5% - 62.5% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 13%.

•                  Year-over-year increase in revenue of approximately 29% - 34%.

•                  Year-over-year increase in gross profit of approximately 43% - 48%.

•                  Pro forma EBITDA of approximately $327 million to $337 million.

•                  Pro forma net income of between $4.78 and $4.98 per diluted share.

Pro forma guidance for the 3rd quarter 2010:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on early debt extinguishment, if any, related to cash settled convertible debt,

•                  excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the pro forma adjustments,

•                  includes the additional impact of the pro forma adjustments described above on net income and loss attributable to noncontrolling interests,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because pro forma net income has been adjusted to exclude stock-based compensation.

In addition, pro forma EBITDA excludes depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income and loss attributable to noncontrolling interests, income taxes and includes the impact of foreign currency transactions and other expenses.

When aggregated, the foregoing adjustments are expected to increase pro forma EBITDA over GAAP net income by approximately $121 million in the 3rd quarter 2010.  In addition, the foregoing adjustments are expected to increase pro forma net income over GAAP net income by approximately $38 million in the 3rd quarter 2010. On a per share basis, the Company estimates GAAP net income of approximately $4.06 to $4.26 per diluted share for the 3rd quarter 2010.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Company’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Company’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the priceline.com system (either priceline.com’s “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which the Company is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 2nd quarter 2010 acquisition of TravelJigsaw, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Pro forma EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income and loss attributable to noncontrolling interests, income taxes and the pro forma adjustments relating to stock-based compensation expense, gains and losses on early debt extinguishment and charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings.

Pro forma EBITDA, pro forma net income and pro forma net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Priceline.com believes that pro forma EBITDA, pro forma net income and pro forma net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate priceline.com’s future on-going performance because they enable a more meaningful comparison of priceline.com’s projected cash earnings and performance with its historical results from prior periods. These pro forma metrics, in particular pro forma EBITDA and pro forma net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these pro forma metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Pro forma financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Interest expense related to the amortization of debt discount and gains or losses on early debt extinguishment related to convertible debt are excluded because they are non-cash in nature.

•                  Income tax expense is adjusted for the tax impact of certain of the pro forma adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.

•                  Net income and loss attributable to noncontrolling interests is adjusted for the impact of certain of the pro forma adjustments described above.

•                  For calculating pro forma net income per share:

•                  net income is adjusted for the impact of the pro forma adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” which increases the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles pro forma financial information with priceline.com’s financial results under GAAP.

About The Priceline Group of Companies
The Priceline Group of Companies (Nasdaq: PCLN) is a leader in global online hotel reservations, with approximately 61 million room nights booked in 2009.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw.  The Priceline Group provides online travel services in 38 languages in 98 countries in Europe, North America, Asia, the Middle East and Africa.

Based in Amsterdam, Booking.com is a leading international online hotel reservation service operating in 87 countries in 36 languages.  Booking.com offers its customers access to approximately 96,000 participating hotels worldwide.

In the U.S., priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own

Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.

Bangkok-based Agoda.com is an Asian online hotel reservation service that offers hotel rooms around the world and is available in 30 languages.  With headquarters in Manchester, UK, TravelJigsaw is a multinational car hire service, offering its reservation services in more than 4,000 locations in 80 countries.  Customer support is provided in 20 languages.

###

For Press Information: Brian Ek   (203) 299-8167  brian.ek@priceline.com

For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$356,035	$202,141
Restricted cash	1,302	1,319
Short-term investments	864,164	598,014
Accounts receivable, net of allowance for doubtful accounts of $4,588 and $5,023, respectively	208,056	118,659
Prepaid expenses and other current assets	70,521	36,828
Deferred income taxes	57,598	65,980
Total current assets	1,557,676	1,022,941

Property and equipment, net	34,988	30,489
Intangible assets, net	236,547	172,080
Goodwill	426,324	350,630
Deferred taxes	174,236	253,700
Other assets	15,968	4,384

Total assets	$2,445,739	$1,834,224

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$119,138	$60,568
Accrued expenses and other current liabilities	163,046	127,561
Deferred merchant bookings	141,611	60,758
Convertible debt	41,981	159,878
Total current liabilities	465,776	408,765

Deferred income taxes	59,179	43,793
Other long-term liabilities	26,894	24,052
Convertible debt	465,987	—
Total liabilities	1,017,836	476,610

Convertible debt	8,064	35,985
Redeemable noncontrolling interests	35,355	—

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 55,796,906, and 52,446,173 shares issued, respectively	432	405
Treasury stock, 7,409,780 and 6,865,119 shares, respectively	(636,393)	(510,970)
Additional paid-in capital	2,400,959	2,289,867
Accumulated deficit	(285,841)	(454,673)
Accumulated other comprehensive loss	(94,673)	(3,000)
Total stockholders’ equity	1,384,484	1,321,629

Total liabilities and stockholders’ equity	$2,445,739	$1,834,224

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
	2010	2009	2010	2009

Merchant revenues	$446,669	$392,822	$814,933	$729,856
Agency revenues	317,512	204,485	530,755	324,711
Other revenues	3,258	6,434	6,144	11,232
Total revenues	767,439	603,741	1,351,832	1,065,799

Cost of revenues	322,184	298,503	587,462	552,231

Gross profit	445,255	305,238	764,370	513,568

Operating expenses:
Advertising - Offline	10,123	11,053	21,911	21,819
Advertising - Online	132,518	90,107	245,627	158,223
Sales and marketing	28,490	20,691	52,603	39,110
Personnel, including stock-based compensation of $15,465, $11,264, $27,374 and $21,858, for the three and six months ended June 30, 2010 and 2009, respectively	62,850	44,864	112,628	84,374
General and administrative	22,462	14,728	40,493	29,516
Information technology	4,895	4,697	9,503	9,225
Depreciation and amortization	10,758	9,723	20,537	19,084

Total operating expenses	272,096	195,863	503,302	361,351

Operating income	173,159	109,375	261,068	152,217

Other income (expense):
Interest income	940	483	1,795	1,224
Interest expense	(9,267)	(6,505)	(14,072)	(13,310)
Foreign currency transactions and other	1,039	(3,880)	(2,092)	(63)
Total other income (expense)	(7,288)	(9,902)	(14,369)	(12,149)

Earnings before income taxes and equity in income of investees	165,871	99,473	246,699	140,068
Income tax expense	(51,275)	(32,495)	(78,228)	(48,036)
Equity in income of investees	—	33	—	2
Net income	114,596	67,011	168,471	92,034
Less: net loss attributable to noncontrolling interests	(361)	—	(361)	—

Net income applicable to common stockholders	$114,957	$67,011	$168,832	$92,034

Net income applicable to common stockholders per basic common share	$2.41	$1.61	$3.59	$2.23

Weighted average number of basic common shares outstanding	47,791	41,661	47,054	41,334

Net income applicable to common stockholders per diluted common share	$2.26	$1.38	$3.31	$1.92

Weighted average number of diluted common shares outstanding	50,847	48,479	51,032	47,924

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	June 30,
	2010	2009
OPERATING ACTIVITIES:
Net income	$168,471	$92,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,869	6,969
Amortization	13,597	12,115
Provision for uncollectible accounts, net	3,464	1,810
Deferred income taxes	24,043	18,549
Stock-based compensation expense	27,374	21,858
Amortization of debt issuance costs	1,893	1,002
Amortization of debt discount	9,466	10,236
Loss (gain) on early extinguishment of debt	8,108	(3,130)
Equity in income of investees	—	(2)
Changes in assets and liabilities:
Accounts receivable	(85,516)	(55,322)
Prepaid expenses and other current assets	(9,636)	(751)
Accounts payable, accrued expenses and other current liabilities	123,843	59,668
Other	(960)	3,185
Net cash provided by operating activities	292,016	168,221
INVESTING ACTIVITIES:
Purchase of investments	(796,728)	(310,798)
Maturity of investments	470,198	162,045
Additions to property and equipment	(10,233)	(8,114)
Acquisitions and other equity investments, net of cash acquired	(110,972)	—
Proceeds from foreign currency contracts	32,478	—
Payments on foreign currency contracts	(4,283)	—
Change in restricted cash	(33)	1,248
Net cash used in investing activities	(419,573)	(155,619)
FINANCING ACTIVITIES:
Proceeds from the issuance of convertible senior notes	575,000	—
Payments related to conversion of convertible senior notes	(173,375)	(36,505)
Repurchase of common stock	(125,423)	(13,238)
Proceeds from the sale of subsidiary shares to noncontrolling interests	4,311	—
Proceeds from exercise of stock options	23,449	6,498
Payment of debt issuance costs	(13,334)	—
Excess tax benefit on stock-based compensation	2,335	1,342
Net cash provided by (used in) financing activities	292,963	(41,903)
Effect of exchange rate changes on cash and cash equivalents	(11,512)	(1,800)
Net increase (decrease) in cash and cash equivalents	153,894	(31,101)
Cash and cash equivalents, beginning of period	202,141	364,550
Cash and cash equivalents, end of period	$356,035	$333,449

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$31,002	$29,372
Cash paid during the period for interest	$776	$2,297

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

(In thousands, except per share data)

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA EBITDA

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

	GAAP Net income applicable to common stockholders	$114,957	$67,011	$168,832	$92,034

(a)	Amortization of acquired intangible assets in Merchant revenues	929	—	929	—
(b)	Stock-based compensation	15,465	11,264	27,374	21,858
(c)	Depreciation and amortization	10,758	9,723	20,537	19,084
(d)	Interest income	(940)	(483)	(1,795)	(1,224)
(d)	Interest expense	9,267	6,505	14,072	13,310
(e)	Loss (gain) on early extinguishment of debt	2,857	(260)	8,109	(3,130)
(f)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	51,275	32,495	78,228	48,036
(g)	Equity in income of investees	—	(33)	—	(2)
(h)	Net loss attributable to noncontrolling interests	(361)	—	(361)	—

	Pro Forma EBITDA	$204,207	$126,222	$315,925	$189,966

RECONCILIATION OF GAAP NET INCOME TO PRO FORMA NET INCOME

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

	GAAP Net income applicable to common stockholders	$114,957	$67,011	$168,832	$92,034

(a)	Amortization of acquired intangible assets in Merchant revenues	929	—	929	—
(b)	Stock-based compensation	15,465	11,264	27,374	21,858
(d)	Debt discount amortization related to convertible debt	6,192	5,039	9,466	10,236
(e)	Loss (gain) on early extinguishment of debt	2,857	(260)	8,109	(3,130)
(f)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes	11,317	9,717	18,447	17,148
(a)	Amortization of acquired intangible assets in Depreciation and amortization	6,845	6,210	12,641	12,115
(h)	Impact on noncontrolling interests of other pro forma adjustments	(409)	—	(409)	—

	Pro Forma Net income applicable to common stockholders	$158,153	$98,981	$245,389	$150,261

RECONCILIATION OF GAAP TO PRO FORMA NET INCOME PER DILUTED COMMON SHARE

		Three Months Ended June 30,		Six Months Ended June 30,
		2010	2009	2010	2009

	GAAP weighted average number of diluted common shares outstanding	50,847	48,479	51,032	47,924

(i)	Adjustment for Conversion Spread Hedges	(94)	(677)	(127)	(797)
(j)	Adjustment for restricted stock, restricted stock units and performance units	506	1,196	432	1,117

	Pro Forma weighted average number of diluted common shares outstanding	51,259	48,998	51,337	48,244

	Net income applicable to common stockholders per diluted common share GAAP	$2.26	$1.38	$3.31	$1.92

	Pro Forma	$3.09	$2.02	$4.78	$3.11

(a)	Amortization of acquired intangible assets is recorded in Merchant revenues and Depreciation and amortization.
(b)	Stock-based compensation is recorded in Personnel expense.
(c)	Depreciation and amortization are excluded from Net income to calculate EBITDA.
(d)	Interest income and Interest expense are excluded from Net income to calculate EBITDA.
(e)

Non-cash interest expense related to the amortization of debt discount and loss (gain) on early debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.

(f)	Adjustments for the tax impact of certain of the pro forma adjustments and to exclude non-cash income taxes and are recorded in Income tax expense.
(g)	Equity in income of investees is excluded from Net income to calculate EBITDA.
(h)	Impact of other pro forma adjustments on Net loss attributable to noncontrolling interests.
(i)

Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(j)

All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of pro forma net income per share because pro forma net income has been adjusted to exclude stock-based compensation expense.

priceline.com Incorporated

Statistical Data

In thousands

(Unaudited)

	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10

Gross Bookings
Domestic	$720,968	$872,284	$799,578	$688,923	$851,157	$964,464	$998,715	$830,983	$989,350	$1,153,879
International**	1,037,644	1,237,681	1,250,850	792,190	1,092,427	1,414,714	1,724,131	1,433,471	1,975,345	2,256,301
Total	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454	$2,964,695	$3,410,179

Agency	$1,370,119	$1,656,775	$1,603,693	$1,108,024	$1,469,956	$1,824,618	$2,130,571	$1,766,295	$2,373,565	$2,682,965
Merchant**	388,493	453,190	446,734	373,089	473,628	554,560	592,275	498,159	591,130	727,215
Total	$1,758,612	$2,109,965	$2,050,427	$1,481,113	$1,943,584	$2,379,178	$2,722,846	$2,264,454	$2,964,695	$3,410,179

Year/Year Growth
Domestic	50.6%	59.2%	32.8%	31.1%	18.1%	10.6%	24.9%	20.6%	16.2%	19.6%
International	99.7%	80.1%	58.6%	16.5%	5.3%	14.3%	37.8%	81.0%	80.8%	59.5%
excluding F/X impact	75.0%	55.8%	44.7%	27.6%	23.5%	32.4%	48.5%	69.5%	72.8%	67.1%

Agency	92.8%	80.2%	53.8%	21.4%	7.3%	10.1%	32.9%	59.4%	61.5%	47.0%
Merchant	34.9%	43.6%	28.3%	27.5%	21.9%	22.4%	32.6%	33.5%	24.8%	31.1%

Total	76.1%	70.9%	47.4%	22.9%	10.5%	12.8%	32.8%	52.9%	52.5%	43.3%

	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10

Units Sold
Hotel Room-Nights	9,375	10,879	11,434	9,126	12,785	15,665	17,869	14,593	20,042	23,210
Year/Year Growth	57.4%	50.2%	43.6%	38.0%	36.4%	44.0%	56.3%	59.9%	56.8%	48.2%

Rental Car Days	2,612	2,815	2,333	2,224	3,014	3,237	2,604	2,370	2,986	4,272
Year/Year Growth	30.4%	23.6%	-0.2%	11.1%	15.4%	15.0%	11.6%	6.6%	-0.9%	32.0%

Airline Tickets	1,169	1,362	1,186	1,135	1,496	1,551	1,544	1,318	1,538	1,614
Year/Year Growth	83.0%	98.2%	44.8%	43.7%	28.0%	13.9%	30.2%	16.2%	2.8%	4.1%

	1Q08	2Q08	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10

Revenue	$403,180	$513,976	$561,609	$406,041	$462,058	$603,741	$730,660	$541,753	$584,394	$767,439
Year/Year Growth	33.8%	44.4%	34.6%	21.3%	14.6%	17.5%	30.1%	33.4%	26.5%	27.1%

Gross Profit	$181,103	$253,725	$316,078	$205,065	$208,330	$305,238	$434,006	$313,189	$319,116	$445,255
Year/Year Growth	51.3%	61.4%	56.2%	28.0%	15.0%	20.3%	37.3%	52.7%	53.2%	45.9%

Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by customers.

** Includes $43.9 million of Travel Jigsaw gross bookings in 2Q10 since acquisition on May 18, 2010.  Includes $37.5 million, $32.4 million, $24.2 million and $24.6 million of

Agoda gross bookings in 4Q08, 3Q08, 2Q08 and 1Q08, respectively.